Exhibit 99.1

STONE ENERGY CORPORATION

Secures Deep Water Drilling Rig and Provides Operational Update

LAFAYETTE, LA. April 8, 2013

Stone Energy Corporation (NYSE: SGY) announced today that it has contracted an ENSCO 8500 series dynamically positioned deep water drilling rig for Stone’s Cardona oil development program at Mississippi Canyon 29. Drilling on the first Cardona well is expected to commence during the second half of 2013 followed by the drilling of the Cardona South well. Stone plans to tie back both wells to the 100% owned Pompano platform with production projected for late 2014. Stone holds a 65% working interest in the Cardona wells and will be the operator.

Chairman, President and CEO David Welch stated, “The signing of the Ensco contract allows us to move forward to more fully develop the reserves around the Pompano platform. These Stone-operated deep water wells allow us to be in control of the planning and timing of the Cardona project. After years of preparation, we look forward to progressing our deep water development and exploration efforts.”

Separately, the ENSCO 81 jack-up rig is expected to begin drilling on a three to four well conventional shelf/deep gas drilling program in May 2013. Stone expects to drill the Hammerlock oil prospect located on South Timbalier 100, followed by the Taildancer oil prospect located on Ship Shoal 113. The remaining one or two wells will follow Taildancer. Also in May 2013, the Parker 50B inland barge rig is expected to spud an infield oil well prospect in the Stone-operated Clovelly field. Stone holds a 94% working interest in Hammerlock and a 100% working interest in Taildancer and Clovelly.

At the La Cantera liquids-rich deep gas field, the third well was successfully drilled to 18,000 ft and is currently in completion operations with first production expected in June 2013. Combined with the first two wells, gross production from this field is projected at over 100 MMcfe per day (over 25 MMcfe per day net) when the third well commences production. Stone holds a 34.6% non-operated working interest in the field.

Drilling operations at the deep water Malachite prospect located on Mississippi Canyon 258 are complete. The well has been logged and marginal hydrocarbons were found in several sands. The partners have decided not to proceed with the project and the well is currently being plugged and abandoned. Stone holds a 40% non-operated working interest in the prospect and the net well cost is estimated at approximately $22 million.

In Appalachia, production has been impacted by three third party pipeline failures since late December 2012 and an unscheduled gas processing plant outage. During the first quarter of 2013, net volumes were impacted by approximately 20 MMcfe per day. The most recent pipeline failure occurred in late March 2013 on a 24-inch Williams pipeline in Marshall County West Virginia and continues to curtail production in the Mary field. The two previous pipeline interruptions on the Williams 12-inch line have been repaired. Stone is currently producing approximately 45 MMcfe per day (net) from Appalachia. Stone estimates approximately 20 MMcfe per day (net) will remain curtailed until the 24-inch line is repaired. Stone is scheduled to bring 10 new wells on production in its unaffected Heather field (50% working interest) by late April 2013, which Stone projects will increase net daily production by approximately 15 MMcfe per day. Stone continues to execute its operational plans of drilling and completing 26 to 30 horizontal wells in Appalachia in 2013.

Despite the curtailments in Appalachia, production guidance for the first quarter of 2013 remains within the 38-40 thousand barrels of oil equivalent (MBoe) per day (230-240 MMcfe per day) guidance range. Because a majority of the curtailment was natural gas, Stone expects liquids to represent approximately 50% of overall volumes in the first quarter of 2013.

Forward Looking Statement

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Therefore, we can give no assurance that our future production volumes will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf oil production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-2072 fax or via e-mail at CFO@StoneEnergy.com.